Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-235335) of our report dated April 1, 2019 relating to the consolidated financial statements of PAVmed Inc. and Subsidiary (the “Company”), which appears in the Annual Report on Form 10-K, as amended, of the Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement. Our report dated April 1, 2019 includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
March 30, 2020